Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 2nd Quarter 2025 Results
Denver, Colorado, August 5, 2025 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended June 30, 2025.
“We’re reporting another solid quarter, fueled by our unwavering focus on patient care,” said Javier Rodriguez, CEO of DaVita Inc. “We continued to deliver exceptional clinical outcomes for our patients, fostered a positive experience for our caregivers, and delivered on our financial commitments with disciplined execution across our businesses.”
Financial and operating highlights for the quarter ended June 30, 2025:
•Consolidated revenues were $3.380 billion.
•Operating income was $538 million and adjusted operating income was $551 million.
•Diluted earnings per share was $2.58 and adjusted diluted earnings per share was $2.95.
•Operating cash flow was $324 million and free cash flow was $157 million.
•Issued an aggregate principal amount of $1.0 billion of 6.75% senior notes and used a portion of the proceeds to repay the balance then outstanding on our revolving line of credit.
•Repurchased 3.1 million shares of the Company's common stock at an average price paid of $144.00 per share.

	Three months ended		Six months ended June 30,
	June 30, 2025	March 31, 2025	2025	2024
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$199	$163	$362	$462
Diluted per share	$2.58	$2.00	$4.57	$5.15
Adjusted net income(1)	$228	$163	$391	$434
Adjusted diluted per share(1)	$2.95	$2.00	$4.93	$4.84

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

	Three months ended				Six months ended June 30,
	June 30, 2025		March 31, 2025		2025		2024
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$538	15.9%	$439	13.6%	$977	14.8%	$990	15.8%
Adjusted operating income(1)	$551	16.3%	$439	13.6%	$990	15.0%	$955	15.3%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the second quarter of 2025 were 7,186,217, or an average of 92,131 treatments per day, representing a per day increase of 0.4% compared to the first quarter of 2025. Normalized non-acquired treatment growth in the second quarter of 2025 compared to the second quarter of 2024 was (0.8)%.

	Three months ended		Quarter change	Six months ended		Year to date change
	June 30, 2025	March 31, 2025		June 30, 2025	June 30, 2024
	(dollars in millions, except per treatment data)
Revenue per treatment	$404.58	$400.14	$4.44	$402.38	$387.40	$14.98
Patient care costs per treatment	$268.36	$271.77	$(3.41)	$270.05	$255.19	$14.86
General and administrative	$312	$283	$29	$595	$556	$39
Primary drivers of the changes in the table above were as follows:

Revenue: The quarter change was primarily due to normal seasonal improvements including patients meeting their co-insurance and deductibles, partially offset by decreased volume of phosphate binders. The year to date change was primarily driven by the incorporation of phosphate binders into the ESRD PPS bundle and other normal fluctuations, including Medicare base rate and other annual rate increases.
Patient care costs: The quarter change was primarily due to decreased compensation expense, and pharmaceutical costs, principally related to volume of phosphate binders, partially offset by increases in health benefit expense and insurance costs. The year to date change was primarily driven by increases in pharmaceutical costs, principally due to the administration of phosphate binders, compensation expenses, other direct expenses associated with our dialysis centers, health benefit expense and medical supplies expense.
General and administrative: The quarter change was primarily due to costs related to the cybersecurity incident, as described below, a gain recognized in the first quarter of 2025 and increased compensation expenses. The year to date change was primarily driven by increased compensation expenses, IT-related costs, and costs related to the cybersecurity incident, as described below, partially offset by decreased center closure costs.
Certain items impacting the quarter:
Cybersecurity incident-related charges. During the second quarter of 2025, we experienced a cybersecurity incident that impacted certain elements of our network, and resulted in a temporary disruption of our operations. As a result, during the second quarter of 2025, we incurred charges of approximately $13.5 million, which increased our patient care costs by $1.0 million and general and administrative expenses by $12.5 million to remediate the incident and restore systems with the assistance of third-party cybersecurity professionals. This does not include the impact related to business interruption on our results.
Debt transaction. In May 2025, we issued $1 billion aggregate principal amount of 6.75% senior notes due 2033. A portion of the net proceeds from this transaction was used to prepay the balance outstanding on our revolving line of credit and related accrued interest. The remaining borrowings added cash to the balance sheet for general corporate purposes.
Share repurchases. During the three months ended June 30, 2025, we repurchased 3.1 million shares for $446 million, at an average price paid of $144.00 per share.
Subsequent to June 30, 2025 through August 1, 2025, the Company has repurchased 2.7 million shares of our common stock for $393 million at an average price paid of $141.68 per share.

Financial and operating metrics:

	Three months ended June 30,		Twelve months ended June 30,
	2025	2024	2025	2024
Cash flow:	(dollars in millions)
Operating cash flow	$324	$799	$1,862	$1,810
Free cash flow(1)	$157	$654	$947	$1,038

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.

	Three months ended June 30, 2025	Six months ended June 30, 2025
Effective income tax rate on:
Income	25.4%	22.6%
Income attributable to DaVita Inc.(1)	31.9%	28.9%
Adjusted income attributable to DaVita Inc.(1)	25.5%	25.2%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 14.
Center activity: As of June 30, 2025, we provided dialysis services to a total of approximately 283,100 patients at 3,175 outpatient dialysis centers, of which 2,662 centers were located in the United States and 513 centers were located in 13 countries outside of the United States. During the second quarter of 2025, we acquired one, opened three and closed two dialysis centers in the United States, and opened six and closed five dialysis centers outside of the United States.
Integrated kidney care (IKC): As of June 30, 2025, we had approximately 64,400 patients in risk-based integrated care arrangements representing approximately $5.3 billion in annualized medical spend. We also had an additional 9,300 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. For an additional description of these metrics, see footnote 6 in the "Supplemental Financial Data" table below.
Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These current non-GAAP financial measures do not include certain items, including cybersecurity costs and foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	2025 guidance
	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$2,010	$2,160
Adjusted diluted net income per share attributable to DaVita Inc.	$10.20	$11.30
Free cash flow	$1,000	$1,250
We will be holding a conference call to discuss our results for the second quarter ended June 30, 2025, on August 5, 2025, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password "Earnings." This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, statements about our balance sheet and liquidity, our expenses, revenues, billings and collections, patient census, the impact of the recent cybersecurity incident experienced by the Company, the potential impact of the One Big Beautiful Bill Act (OBBBA) on our business, including with respect to federal funding of Medicaid and other government programs, availability or cost of supplies, including without limitation the impact of evolving trade policies and tariffs and any reduction in clinical and other supplies due to any disruptions experienced by third party vendors, including with respect to our ability to provide home dialysis services, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, including potential impacts to such mix as a result of OBBBA, current macroeconomic, marketplace and labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, capital allocation plans, expenses, cost saving initiatives, other strategic initiatives, use of contract labor, government and commercial payment rates, expectations related to value-based care (VBC), integrated kidney care (IKC), Medicare Advantage (MA) plan enrollment and our international operations, expectations regarding increased competition and marketplace changes, including those related to new or potential entrants in the dialysis and pre-dialysis marketplace and the potential impact of innovative technologies, drugs, or other treatments on the dialysis industry, and expectations regarding our share repurchase program. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•external conditions, including those related to general economic, marketplace and global health conditions, including without limitation, the impact of global events and political or governmental volatility; the impact of the domestic political environment and related developments on the current healthcare marketplace, our patients and on our business; the continuing impact of the COVID-19 pandemic on our financial condition and the chronic kidney disease (CKD) population and our patient population; supply chain challenges and disruptions, including without limitation with respect to certain key services, critical clinical supplies and equipment we obtain from third parties, and including any impacts on our supply chain and cost of supplies as a result of natural disasters or evolving trade policies, including tariffs; the potential impact of new or potential entrants in the dialysis and pre-dialysis marketplace and potential impact of innovative technologies, drugs, or other treatments on our patients and industry; elevated teammate turnover or labor costs; the impact of continued increased competition from dialysis providers and others; and our ability to respond to challenging U.S. and global economic and marketplace conditions, including, among other things, our ability to successfully identify cost saving opportunities;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under commercial plans, including, without limitation, as a result of continuing legislative efforts to restrict or prohibit the use and/or availability of charitable premium assistance, or as a result of payors implementing restrictive plan designs;
•risks arising from potential changes in or new laws, regulations or requirements applicable to us, including, without limitation, OBBBA and those related to trade policy, healthcare, privacy, antitrust matters, and acquisition, merger, joint venture or similar transactions and/or labor matters, and potential impacts of changes in interpretation or enforcement thereof or related litigation impacting, among other things, coverage or reimbursement rates for our services or the number of patients enrolled in or that select higher-paying commercial plans, and the risk that we make incorrect assumptions about how our patients will respond to any such developments;
•our ability to successfully implement our strategies with respect to IKC and VBC initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the MA benchmark structure;

•our reliance on significant suppliers, service providers and other third party vendors to provide key support to our business operations and enable our provision of services to patients, including, among others, suppliers of certain pharmaceuticals, administrative or other services or critical clinical products; and risks resulting from a closure, reduction or other disruption in the services or products provided to us by such suppliers, service providers and third party vendors;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party, such as the recent cybersecurity incident experienced by the Company, including, among other things, any such non-compliance or breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as compliance with complex, and at times, evolving government regulations and requirements, and with additional laws that may apply to our operations as we expand geographically or enter into new lines of business;
•our ability to attract, retain and motivate teammates, including key leadership personnel, and our ability to manage potential disruptions to our business and operations, including potential work stoppages, operating cost increases or productivity decreases whether due to union organizing activities, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, including due to the ongoing nationwide shortage of skilled clinical personnel, or other reasons;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to oral phosphate binders, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete and successfully integrate and operate acquisitions, mergers, dispositions, joint ventures or other strategic transactions on terms favorable to us or at all; and our ability to continue to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•the variability of our cash flows, including, without limitation, any extended billing or collections cycles including, without limitation, due to defects or operational issues in our billing systems, the impact of the recent cybersecurity incident experienced by the Company or defects or operational issues in the billing systems or services of third parties on which we rely; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs;
•the effects on us or others of natural or other disasters, public health crises or severe adverse weather events such as hurricanes, earthquakes, fires or flooding;
•factors that may impact our ability to repurchase stock under our share repurchase program and the timing of any such stock repurchases, as well as any use by us of a considerable amount of available funds to repurchase stock;
•our goals and disclosures related to environmental, social and governance (ESG) matters, including, among other things, evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31,2025, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Dialysis patient service revenues	$3,206,871	$3,061,102	$6,309,864	$6,002,634
Other revenues	172,655	125,620	293,191	254,643
Total revenues	3,379,526	3,186,722	6,603,055	6,257,277
Operating expenses:
Patient care costs	2,261,540	2,142,299	4,501,200	4,221,275
General and administrative	412,805	367,845	786,895	730,325
Depreciation and amortization	174,704	175,661	351,155	362,744
Equity investment income, net	(7,364)	(5,481)	(12,973)	(12,163)
Gain on changes in ownership interests	—	—	—	(35,147)
Total operating expenses	2,841,685	2,680,324	5,626,277	5,267,034
Operating income	537,841	506,398	976,778	990,243
Debt expense	(146,062)	(97,747)	(281,117)	(197,165)
Debt prepayment, extinguishment and modification costs	—	(9,732)	—	(9,732)
Other loss, net	(22,851)	(27,479)	(40,400)	(40,120)
Income before income taxes	368,928	371,440	655,261	743,226
Income tax expense	93,708	71,688	147,825	137,494
Net income	275,220	299,752	507,436	605,732
Less: Net income attributable to noncontrolling interests	(75,883)	(77,076)	(145,182)	(143,407)
Net income attributable to DaVita Inc.	$199,337	$222,676	$362,254	$462,325

Earnings per share attributable to DaVita Inc.:
Basic net income	$2.62	$2.56	$4.67	$5.29
Diluted net income	$2.58	$2.50	$4.57	$5.15

Weighted average shares for earnings per share:
Basic shares	75,943	86,899	77,646	87,337
Diluted shares	77,362	88,950	79,309	89,749

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net income	$275,220	$299,752	$507,436	$605,732
Other comprehensive income (loss), net of tax:
Unrealized (losses) gains on interest rate cap agreements:
Unrealized (losses) gains	(6,405)	5,919	(14,940)	19,236
Reclassifications of net realized losses (gains) into net income	1,534	(22,041)	3,041	(43,669)
Unrealized gains (losses) on foreign currency translation	94,001	(78,853)	184,857	(118,573)
Other comprehensive income (loss)	89,130	(94,975)	172,958	(143,006)
Total comprehensive income	364,350	204,777	680,394	462,726
Less: Comprehensive income attributable to noncontrolling interests	(75,883)	(77,076)	(145,182)	(143,407)
Comprehensive income attributable to DaVita Inc.	$288,467	$127,701	$535,212	$319,319

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(dollars in thousands)

	Six months ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$507,436	$605,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	351,155	362,744
Loss on extinguishment of debt	—	2,445
Stock-based compensation expense	62,567	48,832
Deferred income taxes	(9,838)	(28,643)
Equity investment loss, net	47,730	54,748
Gain on changes in ownership interests	—	(35,147)
Other non-cash losses	6,948	16,570
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(288,447)	(193,093)
Inventories	(9,592)	22,422
Other current assets	(70,945)	(13,898)
Other long-term assets	2,981	(3,367)
Accounts payable	35,612	(38,998)
Accrued compensation and benefits	(125,365)	(122,817)
Other current liabilities	(3,586)	1,219
Income taxes	9,462	(8,097)
Other long-term liabilities	(11,873)	(6,642)
Net cash provided by operating activities	504,245	664,010
Cash flows from investing activities:
Additions of property and equipment	(264,349)	(245,740)
Acquisitions	(10,596)	(157,783)
Proceeds from asset and business sales	22,400	12,779
Purchase of debt investments held-to-maturity	(27,475)	(309)
Purchase of other debt and equity investments	(3,002)	(3,411)
Proceeds from debt investments held-to-maturity	48,014	7,082
Proceeds from sale of other debt and equity investments	6,379	4,564
Purchase of equity method investments	(2,144)	(700)
Distributions from equity method investments	1,470	6,554
Net cash used in investing activities	(229,303)	(376,964)
Cash flows from financing activities:
Borrowings	4,189,716	3,275,533
Payments on long-term debt	(3,373,300)	(2,661,145)
Deferred and debt related financing costs	(25,133)	(19,993)
Purchase of treasury stock from related party	(200,261)	—
Other purchases of treasury stock	(793,834)	(612,614)
Distributions to noncontrolling interests	(151,087)	(107,210)
Net proceeds from issuance of common stock under employee stock plans	8,913	7,421
Payment of tax withholdings on net share settlements of equity awards	(30,477)	(93,698)
Contributions from noncontrolling interests	2,578	7,621
Proceeds from sales of additional noncontrolling interests	169	860
Purchases of noncontrolling interests	(5,378)	(40,751)
Net cash used in financing activities	(378,094)	(243,976)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	20,286	(4,458)
Net (decrease) increase in cash, cash equivalents and restricted cash	(82,866)	38,612
Cash, cash equivalents and restricted cash at beginning of the year	879,825	464,634
Cash, cash equivalents and restricted cash at end of the period	$796,959	$503,246
-

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$708,417	$794,933
Restricted cash and equivalents	88,542	84,892
Short-term investments	31,014	51,064
Accounts receivable	2,441,259	2,146,975
Inventories	146,295	134,559
Other receivables	477,191	383,166
Prepaid and other current assets	110,334	122,948
Income tax receivable	84,776	27,535
Total current assets	4,087,828	3,746,072
Property and equipment, net of accumulated depreciation of $6,532,865 and $6,262,703, respectively	2,854,468	2,940,916
Operating lease right-of-use assets	2,338,599	2,393,558
Intangible assets, net of accumulated amortization of $34,165 and $32,408, respectively	211,687	197,431
Equity method and other investments	303,136	336,684
Long-term investments	38,722	33,660
Other long-term assets	192,749	261,731
Goodwill	7,465,769	7,375,216
	$17,492,958	$17,285,268
LIABILITIES AND EQUITY
Accounts payable	$594,403	$547,200
Other liabilities	921,174	934,145
Accrued compensation and benefits	686,242	800,484
Current portion of operating lease liabilities	429,252	410,411
Current portion of long-term debt	182,442	270,867
Income tax payable	19,691	10,303
Due to related party	100,336	—
Total current liabilities	2,933,540	2,973,410
Long-term operating lease liabilities	2,124,875	2,209,655
Long-term debt	10,078,805	9,175,903
Other long-term liabilities	156,486	169,588
Deferred income taxes	646,229	665,361
Total liabilities	15,939,935	15,193,917
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,660,990	1,695,483
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 90,777 and 74,217 shares issued and outstanding at June 30, 2025, respectively, 90,369 and 80,536 shares issued and outstanding at December 31, 2024, respectively)	91	90
Additional paid-in capital	356,884	286,270
Retained earnings	1,896,884	1,534,630
Treasury stock (16,560 and 9,833 shares, respectively)	(2,485,654)	(1,389,072)
Accumulated other comprehensive loss	(137,838)	(310,796)
Total DaVita Inc. shareholders' equity (deficit)	(369,633)	121,122
Noncontrolling interests not subject to put provisions	261,666	274,746
Total equity (deficit)	(107,967)	395,868
	$17,492,958	$17,285,268

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Six months ended June 30, 2025
	June 30, 2025	March 31, 2025
1. Consolidated business metrics:
Operating margin	15.9%	13.6%	14.8%
Adjusted operating margin excluding certain items(2)	16.3%	13.6%	15.0%
General and administrative expenses as a percent of consolidated revenues(1)	12.2%	11.6%	11.9%
Effective income tax rate on income	25.4%	18.9%	22.6%
Effective income tax rate on income attributable to DaVita Inc.(2)	31.9%	24.9%	28.9%
Effective income tax rate on adjusted income attributable to DaVita Inc.(2)	25.5%	24.9%	25.2%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,913	$2,823	$5,737
Other—Ancillary services
Integrated kidney care	152	105	258
Other U.S. ancillary	8	7	16
International dialysis patient service and other	325	302	627
	486	415	901
Eliminations	(20)	(14)	(34)
Total consolidated revenues	$3,380	$3,224	$6,603
Operating income (loss):
U.S. dialysis	$523	$476	$999
Other—Ancillary services
Integrated kidney care	26	(29)	(3)
Other U.S. ancillary	(5)	(4)	(10)
International	36	30	67
	57	(3)	54
Corporate administrative support expenses	(42)	(34)	(76)
Total consolidated operating income	$538	$439	$977

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Six months ended June 30, 2025
	June 30, 2025	March 31, 2025
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,907	$2,817	$5,725
Other revenues	6	6	12
Total operating revenues	2,913	2,823	5,737
Operating expenses:
Patient care costs	1,928	1,913	3,842
General and administrative	312	283	595
Depreciation and amortization	157	157	314
Equity investment income	(7)	(6)	(12)
Total operating expenses	2,391	2,347	4,738
Segment operating income	$523	$476	$999
Reconciliation for non-GAAP measure:
Cybersecurity incident-related charges	13	—	13
Adjusted segment operating income(2)	$536	$476	$1,012
Metrics
Volume:
Treatments	7,186,217	7,040,519	14,226,736
Number of treatment days	78.0	76.7	154.7
Average treatments per day	92,131	91,793	91,963
Per day year-over-year change	(1.1)%	(0.4)%	(0.7)%
Normalized year-over-year non-acquired treatment growth(3)	(0.8)%	(0.6)%
Operating net revenues:
Average patient service revenue per treatment	$404.58	$400.14	$402.38
Expenses:
Patient care costs per treatment	$268.36	$271.77	$270.05
General and administrative expenses per treatment	$43.43	$40.15	$41.81
Depreciation and amortization expense per treatment	$21.82	$22.28	$22.05
Accounts receivable:
Receivables	$1,838	$1,722
DSO	58	55

4. IKC metrics:
Patients per integrated care arrangement type:
Risk-based(6)	64,400	62,100
Other(6)	9,300	9,300
Annualized aggregate risk based spend(6)	$5,300	$5,200

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Six months ended June 30, 2025
	June 30, 2025	March 31, 2025
5. Cash flow:
Operating cash flow	$324	$180	$504
Operating cash flow, last twelve months	$1,862	$2,337
Free cash flow(2)	$157	$(45)	$112
Free cash flow, last twelve months(2)	$947	$1,444
Capital expenditures:
Maintenance	$90	$95	$185
Development	$32	$48	$80
Acquisition expenditures	$—	$10	$11
Proceeds from sale of self-developed properties	$12	$9	$21
6. Debt and capital structure:
Total debt(4)	$10,330	$9,799
Net debt, net of cash and cash equivalents(4)	$9,622	$9,361
Leverage ratio(5)	3.34x	3.27x
Weighted average effective interest rate:
During the quarter	5.71%	5.60%
At end of the quarter	5.73%	5.65%
On the senior secured credit facilities at end of the quarter	6.60%	6.62%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	63%	56%
Debt with rates fixed by its terms or capped by cap agreements	97%	92%
Amount spent on share repurchases	$446	$550	$996
Number of shares repurchased	3,067	3,660	6,727
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(2)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules. Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(3)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(4)The debt amounts as of June 30, 2025 and March 31, 2025 presented exclude approximately $69.2 and $61.0, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(5)This is a non-GAAP measure. See "Calculation of Leverage Ratio" in non-GAAP reconciliations.
(6)Integrated care metrics: The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as our SNPs), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss from value-based care (VBC) arrangements under which third-party medical costs are not included in our reported results. A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
(dollars in millions)
Calculation of the Leverage Ratio
Under our amended senior secured credit facilities (the Amended Credit Agreement) dated August 13, 2024 and our prior senior secured credit facilities, the leverage ratio is defined as (a) all funded debt, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A-1 and revolving line of credit under the Amended Credit Agreement by establishing the margin over the base interest rate (SOFR plus credit spread adjustment) that is applicable. The calculation below is based on the last 12 months of "Consolidated EBITDA" and "Consolidated net debt" at the end of each reported period, each as defined in the Amended Credit Agreement. The calculation of "Consolidated EBITDA" below sets forth, among other things, certain pro forma adjustments described in the Amended Credit Agreement, including pro forma adjustments for acquisitions or divestitures that occurred during the period and certain projected net cost savings, expense reductions and cost synergies. These pro forma adjustments are determined according to specified criteria set forth in the Amended Credit Agreement, and as a result, the total adjustments calculated may not be comparable to the Company's estimates for other purposes, including as operating performance measures. The Company's management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company's leverage ratio under the Amended Credit Agreement and should not be evaluated for any other purpose. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company's calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	June 30, 2025	March 31, 2025
Net income attributable to DaVita Inc.	$836	$860
Income taxes	290	268
Interest expense	481	437
Depreciation and amortization	712	713
Net income attributable to noncontrolling interests	316	317
Stock-settled stock-based compensation	114	105
Debt extinguishment and modification costs	10	20
Gain on changes in ownership interests	(74)	(74)
Expected cost savings and expense reductions	5	7
Other	181	188
"Consolidated EBITDA"	$2,871	$2,840

	June 30, 2025	March 31, 2025
Total debt, excluding debt discount and other deferred financing costs(1)	$10,330	$9,799
Less: Cash and cash equivalents including short-term investments(2)	(737)	(508)
Consolidated net debt	$9,594	$9,292
Last twelve months "Consolidated EBITDA"	$2,871	$2,840
Leverage ratio	3.34x	3.27x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of June 30, 2025 and March 31, 2025 presented exclude approximately $69.2 and $61.0, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Amended Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as, but not limited to, cybersecurity costs, impairment charges, (gain) loss on ownership changes, restructuring charges, accruals for legal matters, and debt extinguishment and modification costs; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests, development capital expenditures, and maintenance capital expenditures; plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.:

	Three months ended				Six months ended
	June 30, 2025		March 31, 2025		June 30, 2025		June 30, 2024
	Dollars	Per share	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income attributable to DaVita Inc.	$199	$2.58	$163	$2.00	$362	$4.57	$462	$5.15
Cybersecurity incident-related charges(1)	13	0.17	—	—	13	0.17	—	—
Gain on changes in ownership interests(2)	—	—	—	—	—	—	(35)	(0.39)
Debt prepayment and refinancing charges(3)	—	—	—	—	—	—	10	0.11
Income tax impact related to prior legal matter(4)	19	0.24	—	—	19	0.24	—	—
Related income tax	(3)	(0.04)	—	—	(3)	(0.04)	(2)	(0.03)
Adjusted net income attributable to DaVita Inc.	$228	$2.95	$163	$2.00	$391	$4.93	$434	$4.84
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.
Adjusted operating income:

	Three months ended June 30, 2025
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$523	$26	$(5)	$36	$57	$(42)	$538
Cybersecurity incident-related charges(1)	13	—	—	—	—	—	13
Adjusted operating income (loss)	$536	$26	$(5)	$36	$57	$(42)	$551
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Three months ended March 31, 2025
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$476	$(29)	$(4)	$30	$(3)	$(34)	$439
Adjusted operating income (loss)	$476	$(29)	$(4)	$30	$(3)	$(34)	$439
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Six months ended June 30, 2025
	U.S. dialysis	Ancillary services				Corporate administration	Consolidated
		U.S. IKC	U.S. Other	International	Total
Operating income (loss)	$999	$(3)	$(10)	$67	$54	$(76)	$977
Cybersecurity incident-related charges(1)	13	—	—	—	—	—	13
Adjusted operating income (loss)	$1,012	$(3)	$(10)	$67	$54	$(76)	$990
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers

	Six months ended June 30, 2024
	U.S. dialysis	Ancillary services				Corporate administration	Consolidated
		U.S. IKC	U.S. Other	International	Total
Operating income (loss)	$1,076	$(51)	$(12)	$33	$(30)	$(56)	$990
Gain on changes in ownership interests(2)	(35)	—	—	—	—	—	(35)
Adjusted operating income (loss)	$1,041	$(51)	$(12)	$33	$(30)	$(56)	$955
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)

(dollars in millions, except per share data)
Effective income tax rates:

	Three months ended		Six months ended June 30, 2025
	June 30, 2025	March 31, 2025
Effective income tax rates on income attributable to DaVita Inc.:
Income before income taxes	$369	$286	$655
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(76)	(69)	(146)
Income before income taxes attributable to DaVita Inc.	$293	$217	$510
Income tax expense	$94	$54	$148
Taxes attributable to noncontrolling interests	—	—	—
Income tax expense attributable to DaVita Inc.	$93	$54	$147
Effective income tax rate on income attributable to DaVita Inc.	31.9%	24.9%	28.9%
Effective income tax rate on adjusted income attributable to DaVita Inc.:
Income before income taxes	$369	$286	$655
Cybersecurity incident-related charges(1)	13	—	13
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(76)	(69)	(146)
Adjusted income before income taxes attributable to DaVita Inc.	$306	$217	$523
Income tax expense	$94	$54	$148
Plus income tax related to:
Cybersecurity incident-related charges(1)	3	—	3
Income tax impact related to prior legal matter(4)	(19)	—	(19)
Taxes attributable to noncontrolling interests	—	—	—
Income tax on adjusted income attributable to DaVita Inc.	$78	$54	$132
Effective income tax rate on adjusted income attributable to DaVita Inc.	25.5%	24.9%	25.2%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Free cash flow:

	Three months ended			Six months ended June 30, 2025
	June 30, 2025	March 31, 2025	June 30, 2024
Net cash provided by operating activities	$324	$180	$799	$504
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(58)	(93)	(30)	(151)
Contributions from noncontrolling interests	—	2	4	3
Maintenance capital expenditures(5)	(90)	(95)	(86)	(185)
Development capital expenditures(6)	(32)	(48)	(39)	(80)
Proceeds from sale of self-developed properties	12	9	6	21
Free cash flow	$157	$(45)	$654	$112
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Twelve months ended
	June 30, 2025	March 31, 2025	June 30, 2024
Net cash provided by operating activities	$1,862	$2,337	$1,810
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(381)	(353)	(264)
Contributions from noncontrolling interests	9	13	15
Maintenance capital expenditures(5)	(407)	(404)	(383)
Development capital expenditures(6)	(167)	(174)	(158)
Proceeds from sale of self-developed properties	30	24	18
Free cash flow	$947	$1,444	$1,038
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)Represents charges recognized to work to remediate a cybersecurity incident and restore systems during the second quarter of 2025. We have excluded these charges from our non-GAAP metrics as we do not believe they are indicative of our ordinary results of operations.
(2)Represents a non-cash gain recognized on the acquisition of a controlling financial interest in a previously nonconsolidated dialysis partnership. This gain to mark our prior investment in the business to fair value before consolidation does not represent a normal and recurring requirement of operating our business or generating revenues and may obscure analysis of underlying trends and financial performance.
(3)Represents the non-cash write-off of deferred financing costs and cash charges for creditor fees and third-party costs associated with the Company's senior secured credit agreement. Costs associated with refinancing the Company's debt are not indicative of normal debt expense and may obscure analysis of underlying trends and financial performance.
(4)Represents the write-down of a tax receivable related to a 2014 tax refund claim. The claim related to estimated tax expense associated with a legal matter previously presented as a non-GAAP adjustment. We have excluded this charge from our non-GAAP metrics because, among other things, we do not believe it is indicative of our ordinary results of operations because the charge is significant and may obscure analysis of underlying trends and financial performance of our current business.
(5)Maintenance capital expenditures represent capital expenditures to maintain the productive capacity of the business and include those made for investments in information technology, dialysis center renovations, capital asset replacements, and any other capital expenditures that are not development or acquisition expenditures.
(6)Development capital expenditures principally represent capital expenditures (other than acquisition expenditures) made to expand the productive capacity of the business and include those for new U.S. and international dialysis center developments, dialysis center expansions and relocations, and new or expanded contracted hospital operations.